ORIX

Report of Management

As of and for the year ended December 31, 2001, ORIX Capital Markets, LLC, formerly ORIX Real Estate Capital Markets, LLC, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's ("MBA') Uniform Single Attestation Program for Mortgage Bankers (except for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VL.1, which the MBA has interpreted as inapplicable to such servicing). For the period from January 1, 2001, through July 12, 2001, ORIX Capital Marls, LLC had in effect a fidelity bond and errors and omissions policy in the amount of $35,000,000. For the period of July 13, 2001, through December 31, 2001, ORIX Capital Markets, LLC had in effect a fidelity bond and errors and omissions policy in the amount of $40,000,000.

Michael E. Cousins

Michael E. Cousins

Chief Financial Officer

Paul Smyth

Paul Smyth

ORIX Capital Markets, LLC

1717 Main Street, Suite 1400, Dallas, TX 75201

TEL: 214-237-2000 FAX:214-237-2018

Managing Director of Servicing